Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/20/07	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Heidi Barker, 630-623-3791

McDONALD’S ANNOUNCES STRONG REVENUE AND

EARNINGS GROWTH FOR FIRST QUARTER 2007

OAK BROOK, IL — McDonald’s Corporation today announced strong operating results for the first quarter, reporting diluted earnings per share of $0.62, up 27% over prior year earnings of $0.49 per share, and up 38% over prior year earnings from continuing operations of $0.45 per share. The Company also provided the following highlights for the quarter:

•	Revenues increased 11% (7% in constant currencies) driven by a global comparable sales increase of 6.3%

•	Company-operated and franchised restaurant margins improved for the fifth consecutive quarter

•	Consolidated results reflected double-digit growth in operating income

•	The Company repurchased $1 billion of its stock

•	The Company has reached an agreement that will result in the franchising of nearly 1,600 existing restaurants in Latin America and the Caribbean to a developmental licensee

Chief Executive Officer Jim Skinner commented, “Our customer-centric Plan to Win continues to drive McDonald’s sustained momentum and is generating broad-based growth in our business. This quarter’s results reflect higher revenues, increased customer visits and enhanced profitability as we keep our brand relevant through contemporary food and beverage offerings, modern restaurants and attractive everyday value. Our performance confirms that our emphasis on improving the McDonald’s restaurant experience through focus on the 5 P’s of People, Products, Place, Price and Promotion is the right strategy for our customers and McDonald’s.

“In March, McDonald’s U.S. business marked its 48th consecutive month of positive comparable sales – a milestone not achieved since 1980. We continue to optimize our U.S. performance by focusing on strategic initiatives that build upon our fundamental strengths of unparalleled convenience, compelling value and menu choice and variety.

“Europe delivered strong growth in the first quarter fueled by robust comparable sales across the segment. I am encouraged by the progress of our European business and the momentum we’ve created through focused execution of the Plan to Win.

“Quarterly performance in our Asia/Pacific, Middle East and Africa segment was also strong with our ongoing commitment to everyday value and locally relevant products driving comparable sales and financial results across the segment.

“I’m also pleased to announce that we reached an agreement that will result in the franchising of nearly 1,600 existing restaurants in Latin America and the Caribbean to a developmental licensee organization led by Woods Staton. Woods is a highly respected entrepreneur in Latin America who has been a valued member of the McDonald’s System for more than 20 years. As part of this transaction, McDonald’s expects to receive approximately $700 million in cash proceeds from the sale of these operations, which will be coupled with a 20-year license arrangement. In line with our previous guidance, we expect to record an impairment charge of approximately $1.6 billion in the second quarter, which consists of about $800 million for the difference between the net book value of assets and the estimated cash proceeds, as well as $825 million for accumulated currency translation losses. The charge will be substantially all noncash. We anticipate the transaction to close in the next few months.

“For our customers and the McDonald’s System, this transaction enables us to grow faster and become even more locally relevant in a part of the world that has exhibited strong demand for our Brand. For our shareholders, the strategic actions we’re taking will reduce volatility and further solidify our commitment to generate strong returns and focus management’s attention on the markets with the greatest impact on our results. We will use the proceeds received to increase the amount we expect to return to shareholders to at least $5.7 billion in 2007 and 2008 combined through dividends and share repurchases.

“Our priority remains to create long-term, profitable growth for all stakeholders. I am confident that the collective strength and alignment of McDonald’s franchisees, suppliers and employees will continue to fuel our efforts and ensure that we sustain our momentum.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

Quarters ended March 31,	2007	2006**	% Inc	Currency Translation Benefit	% Inc Excluding Currency Translation
Revenues	$5,464.1	$4,913.9	11	$186.7	7
Operating income	1,174.6	911.4	29	37.2	25
Income from continuing operations	762.4	573.4	33	20.3	29
Net income*	762.4	625.3	22	20.3	19
Earnings per share from continuing operations—diluted	0.62	0.45	38	0.01	36
Earnings per share—diluted*	0.62	0.49	27	0.01	24

*	In 2006, we disposed of our entire investment in Chipotle Mexican Grill (Chipotle) via public stock offerings in the first and second quarters and a tax-free exchange for McDonald’s common stock in the fourth quarter. As a result, Chipotle’s results of operations and transaction gains are reflected as discontinued operations. First quarter 2006 earnings included $51.9 million or $0.04 per share of income from discontinued operations, primarily due to the IPO of Chipotle and the concurrent sale by McDonald’s of Chipotle shares.

**	The first quarter 2006 results included $86.1 million ($59.1 million after tax or $0.05 per share) of impairment and other charges primarily related to strategic actions taken to enhance overall profitability and improve returns.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all McDonald’s restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be closed include road construction, reimaging or remodeling, and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:30 a.m. Central Time on April 20, 2007. A link to the live webcast will be available at www.investor.mcdonalds.com. We will also have an archived webcast and podcast available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter ended March 31, 2007.

The Company plans to release April 2007 sales information on May 8, 2007.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data			Inc / (Dec)

Quarters ended March 31,	2007	2006	$	%
Revenues
Sales by Company-operated restaurants	$4,082.8	$3,669.5	413.3	11
Revenues from franchised and affiliated restaurants	1,381.3	1,244.4	136.9	11

TOTAL REVENUES	5,464.1	4,913.9	550.2	11

Operating costs and expenses
Company-operated restaurant expenses	3,456.2	3,144.4	311.8	10
Franchised restaurants–occupancy expenses	276.2	252.0	24.2	10
Selling, general & administrative expenses	558.2	535.4	22.8	4
Impairment and other charges, net	2.6	86.1	(83.5)	(97)
Other operating (income) expense, net	(3.7)	(15.4)	11.7	76
Total operating costs and expenses	4,289.5	4,002.5	287.0	7

OPERATING INCOME	1,174.6	911.4	263.2	29

Interest expense	97.3	102.3	(5.0)	(5)
Nonoperating income, net	(16.6)	(35.0)	(18.4)	(53)

Income from continuing operations before provision for income taxes	1,093.9	844.1	249.8	30
Provision for income taxes	331.5	270.7	60.8	22

Income from continuing operations	762.4	573.4	189.0	33

Income from discontinued operations (net of taxes of $9.8)		51.9	(51.9)	n/m

NET INCOME	$762.4	$625.3	137.1	22

Earnings per share-diluted
Continuing operations	$0.62	$0.45	0.17	38
Discontinued operations		0.04	(0.04)	n/m

EARNINGS PER SHARE-DILUTED	$0.62	$0.49	0.13	27

Weighted average shares outstanding-diluted	1,222.3	1,271.2	(48.9)	(4)

n/m Not meaningful

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